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                                                                     Exhibit 4.8

                              SECOND AMENDMENT TO
                             AMENDED AND RESTATED
                          COOPER CAMERON CORPORATION
                           LONG-TERM INCENTIVE PLAN


     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the AMENDED AND RESTATED COOPER CAMERON CORPORATION LONG-TERM INCENTIVE PLAN (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of May 13, 1999:

     1.   Section 14.3 shall be added to the Plan:

          "In addition to any other rights or privileges held by a holder with respect to an Award that is an option (including the provisions of Section 14.2), upon a Change in Control of the Company, the holder shall have the right to exchange such option for a new option ("New Option") that shall be issued according to the following:

          (1)  the New Option shall be immediately exercisable;

          (2) the New Option shall have a term equal to the remaining term of the LTIP Option it replaces (and shall be exercisable through such term);

          (3) the New Option will give the holder the right to acquire shares of the publicly traded common equity of the Company or any successor or direct or indirect parent of either ("Replacement Common Stock") (in the event of two or more classes of common equity, the common equity used shall be determined by the Compensation Committee of the Board of Directors of the Company existing prior to a Change in Control);

          (4) the exercise price used for the New Option ("New Exercise Price") for acquiring a share of Replacement Common Stock shall be determined at the time of the Change in Control by taking (i) the higher of (a) the aggregate value (as of the date of the Change in Control) equal to the
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               merger or acquisition consideration paid or payable in
               the Change in Control, on a per share basis, or (b) the highest price paid for a share of Cooper Cameron common stock over the New York Stock Exchange (or other primary exchange) during the 12 months prior to the Change in Control, and (ii) dividing such amount into the per share exercise price of the LTIP Option; with the result multiplied by the Replacement Common Stock closing price on its principal stock exchange on the day of the Change in Control, or if traded in the over-the-counter market and not on an exchange, the last bid price in such market;

          (5) the number of shares of Replacement Common Stock subject to the New Option shall be the number necessary, using the New Exercise Price, to provide an aggregate value (as of the date of the Change in Control) equal to the higher of (a) the merger or acquisition consideration paid or payable in the Change in Control on a per share basis, or (b) the highest price paid for a share of Cooper Cameron common stock over the New York Stock Exchange (or other primary exchange) during the 12 months prior to the Change in Control;

          (6) if there is no publicly traded common equity of the Company, or any successor or any direct or indirect parent of either, then the New Option shall be with respect to shares of the direct or indirect parent of the Company, and if no such parent then the Company, and if the Company no longer exists, then the successor to the Company.

     2.   Section 14.4 shall be added to the Plan:

          "The Board may determine, in connection with an event described in Sections 14.2 or 14.3, to provide with respect to Awards other adjustments, rights or privileges, including adjustments, rights or privileges that are alternatives to those provided in Sections 14.2 and 14.3, but unless such adjustments, rights or privileges are cumulative to those in Sections 14.2 and 14.3, they will be applicable only with the consent of the holder of an Award.

     3.   As amended hereby, the Plan is specifically ratified and reaffirmed.


                                        /s/ Franklin Myers
                                        ________________________
                                        Franklin Myers, Senior Vice President
                                             and Secretary
                                        Date:  May 13, 1999